Exhibit 10.26

TECO SERVICES INC.

VOLUNTARY RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS VOLUNTARY RETIREMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this 23rd day of November, 2014, by and between TECO SERVICES, INC. (the “Company”), the principal place of business which is located at 702 North Franklin Street, Tampa, Florida 33602 and DEIRDRE A. BROWN (the “OFFICER”), residing at 3008 San Rafael Street, Tampa, FL  33629.

WHEREAS, the Officer was previously employed in the position of Senior Vice President Corporate Strategy and Chief Integration Officer; and

WHEREAS, after 24.58 years of credited employment with and service to TECO SERVICES, INC. and its affiliated companies, the Officer has elected to resign effective October 22, 2014 and retire commencing November 1, 2014, and;

WHEREAS, in recognition of the Officer's service and the Officer’s providing a general release, the Company desires to extend to the Officer certain payments and benefits; and

WHEREAS, the parties have mutually agreed to enter into the following Voluntary Retirement Agreement and General Release (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1. RETIREMENT DATE

The Officer resigned effective October 22, 2014 (the “Resignation Date”), and retired effective November 1, 2014 (the “Retirement Date”).

2. COMPENSATION AND BENEFITS

(a) The Company has paid to the Officer all compensation due to her through her Resignation Date including a lump-sum payment for her accrued but unused vacation allowance for 2014 plus, per Company policy, her prorated 2015 vacation accrual less the required FICA, federal, and state withholding taxes.

(b) At the later of January 8, 2015 or within ten (10) days of the end of the Rescission Period, the Company shall pay to the Officer a one-time lump sum separation payment of $300,000.00. The payment made to the Officer shall be reduced to reflect the withholding of required FICA, federal, and state withholding taxes.

(c) The Officer shall not retain her eligibility to participate in the Annual Incentive Plan for the plan year 2014.

(d) All grants previously made to the Officer under the 2010 Equity Incentive Plan (or its predecessor plans) are forfeited as of the Resignation Date and the Officer shall have no rights to any benefits, dividends or payouts thereunder.

3. CONFIDENTIALITY AND OTHER CONDUCT

(a) The Officer recognizes and acknowledges that during the course of her employment with the Company, she has been exposed to, has had access to, and has had disclosed to her information and material developed specifically by and for the benefit of the Company and sensitive and/or proprietary information, business planning and operations information, strategic, financial, business and plant security information, business practices and procedures, and specific Company procedures related thereto and to other matters, including without limitation trade secrets, trademarks, service marks, trademarked and copyrighted material, patents, patents pending, financial and data processing information, data bases, interfaces, and/or source codes, Company procedures, specifications, commercial information or other Company or Customer records including any information or material belonging to others which has been provided to the Company on a confidential basis, all of which are hereinafter referred to as “Confidential Information.”

(b) The Officer agrees to maintain, in strict confidence, the Confidential Information and agrees not to disclose to any third party or to use same to benefit herself or any third party the Confidential Information or the fact of, the terms of or the amount of the consideration paid as part of this Agreement except that the Officer may disclose the fact of, the terms of or the amount of consideration paid as part of this Agreement to the Officer’s spouse and the Officer’s financial and legal advisors (“Approved Confidants”) but only to the extent that the Approved Confidants agree to be bound by the provisions of this Section.  The Officer shall be legally responsible for any breaches of this Section by her Approved Confidants. The Officer shall be prohibited from using, duplicating, reproducing, copying, distributing, disclosing such Confidential Information regardless of form or purpose, including without limitation, verbal disclosure, data, documents, electronic media or any other media form.  The Officer agrees to abide by the non-disclosure and non-use obligations relating to Company records, information, and property contained in the Company’s Code of Ethics and Business Conduct.

(c) The restrictions on the Officer's disclosure of Confidential Information set out herein do not apply to such information that (i) is now, or hereafter becomes, through no act or failure to act on the part of the Officer, generally known or available to the public; or (ii) is required to be disclosed by a court of competent jurisdiction or by an administrative or quasi‑judicial body having jurisdiction over the subject matter after the Officer has given the Company reasonable prior notice of such disclosure requirement.

(d) The Officer agrees to conduct herself in all actions or conduct relating to the Company in a manner consistent with existing Company policy and to refrain from engaging in any conduct which holds the Company up to ridicule in the community or which jeopardizes or adversely affects the business or reputation of the Company.  The Officer agrees that neither she nor her spouse will speak or publish words which are disparaging of the Company or which would be harmful to the Company or cast the Company in a negative light.

(e) For the purpose of this Section the term “Company” shall mean TECO Energy, Inc., TECO Services, Inc., and all of their subsidiaries and affiliates and any agent, officer, director or employee thereof.

4. RELEASE OF CLAIMS

(a) For and in consideration of the payments and increased benefits made to the Officer pursuant to Section 2. hereof, the Officer, for herself, her heirs, executors, administrators, successors and assigns acknowledges that the payments being made as consideration are in addition to anything of value to which she is entitled and accordingly hereby releases and agrees to hold harmless the Company from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, or damages (compensatory, consequential or punitive) against the Company that the Officer, her heirs, executors, administrators, successors, and assigns, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whatsoever, that has happened, developed or occurred on or before the date of this Agreement, arising out of the Officer's employment with or termination of employment from the Company or retirement hereunder, including, but not limited to, claims for wrongful termination, discrimination, retaliation, invasion of privacy, defamation, slander, and/or intentional infliction of emotional distress, any rights to a grievance proceeding and those arising under any federal, state, or local discrimination or civil rights or labor laws and/or rules or regulations, and/or common law, whether in contract or in tort, as they relate to the employment relationship of the Officer/Employer (including without limitation claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act (29 USC §626), Title VII of the Civil Rights Act of 1964, Worker Adjustment and Retraining Notification Act (29 USC §2101-2109), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act, and any other Florida statues relating to employment as such laws have been or may be amended from time to time).

(b) Notwithstanding the foregoing, this release does not waive claims that:  (1) cannot be waived by private agreement, including claims for unemployment or workers’ compensation, claims for vested rights under ERISA-covered employee benefit plans as applicable on the date the Officer signs this Agreement, claims for unpaid wages, and claims challenging the knowing and voluntary nature of the Officer’s release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act; or (2) may arise after the Officer signs this Agreement, including a claim for breach of this Agreement.  Nothing in this Agreement prevents the Officer from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, any federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement the Officer is waiving rights to any monetary damages or other individual relief based on claims asserted in such a charge or complaint.

(c) The Officer represents and warrant that:  (1) she has not filed any charges, claims, suits, or complaints against the Company with any federal, state or local governmental agency, or in any court of law, concerning her employment by, or separation of employment from, the Company, or concerning any other matter whatsoever; (2) she has not suffered any work-related injury or illness for which she has not filed a workers’ compensation claim; and (3) she has been properly paid, pursuant to law, for all hours worked.

(d) The Officer acknowledges and agrees that this Agreement shall not be construed as an admission by the Company of any improper or unlawful actions or of any wrongdoing whatsoever against the Officer or any other person, and the Company expressly denies any wrongdoing whatsoever against the Officer or any other person.

(e) For the purposes of this Section, “Company” shall include TECO Energy, Inc., TECO Services, Inc., their subsidiaries and affiliates, and any agent, officer, director, or employee thereof.

5. REMEDY AT LAW INSUFFICIENT

(a) The Officer acknowledges that damages at law is an insufficient remedy if the Officer violates the terms of this Agreement, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation.  Accordingly, on a violation of any of the covenants set forth herein, particularly those contained in Section 3., the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

(1) Upon posting a reasonable bond and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by the Officer, automatic entry by a court in accordance with Florida Statute §542.335(1)(j) having jurisdiction of an order granting an injunction or specific performance compelling the Officer to comply with that obligation, without proof of monetary damage or an inadequate remedy at law; and

(2) Reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of the Officer’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently or successively.  If for any reason a court of competent jurisdiction determines that the Company is not entitled to an injunction based on a breach of a material obligation under this Agreement as described above, the Officer shall pay to the Company as liquidated damages, on demand in immediately available legal tender of the United States of America, a sum equal to all profits, remuneration, or other consideration the Officer gains from all activities in breach or contravention of any of the Officer’s obligations.

(b) Notwithstanding the foregoing, if the Officer files a claim challenging the validity of her release of claims under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act with any court or governmental agency, the Company’s rights shall be limited, as to such claim, to seeking dismissal of the claim, enforcement of the release and such other relief as may be awarded under the law, and the prevailing party shall not be entitled to an award of costs or attorney’s fees under this Agreement.

6. SURVIVAL

Neither completion of payments hereunder nor termination of this Agreement shall be deemed to relieve the Officer or the Company of any rights or obligations hereunder which by their very nature survive the completion of payments by the Company, including without limitation, Sections 3., 4., 5., 6., 7. and 9. hereof.

7. ENTIRE AGREEMENT

The Officer acknowledges and agrees that this Agreement contains the entire agreement between herself and the Company and that no statements or promises have been made by either party concerning the contents of this Agreement other than as expressly contained in this document.

8. EFFECTIVE DATE

This Agreement shall become effective at the close of business on the seventh day following the execution and delivery of the Agreement by the Officer (the “Rescission Period”). At any time during the Rescission Period, the Officer may rescind this Agreement by giving written notice to the Company at its Human Resources Department.

9. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by the laws of the State of Florida. The parties agree that any dispute arising out of this Agreement shall be brought in the courts located in Hillsborough County, Florida, and each party consents to the exclusive jurisdiction of those courts.

10. STATEMENT OF UNDERSTANDING

THE OFFICER ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS THE CONTENTS CONTAINED IN IT, HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THE AGREEMENT FOR TWENTY-ONE (21) DAYS, THE COMPANY HAS ADVISED HER TO CONSULT AN ATTORNEY IF SHE DESIRES AND SHE HAS BEEN GIVEN THE OPPORTUNITY TO DO SO.  FURTHER, THE OFFICER UNDERSTANDS THAT SHE MAY RESCIND THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING EXECUTION.  THE OFFICER DOES FREELY AND VOLUNTARILY ASSENT TO ALL

OF ITS TERMS AND CONDITIONS AND SIGNS THIS AGREEMENT AS HER OWN FREE ACT AND RECOGNIZES THAT BY DOING SO SHE IS RELEASING THE COMPANY FROM ANY LIABILITY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT ON ANY CLAIMS SHE EVER HAD OR MAY NOW HAVE, BUT NOT AS TO ANY CLAIMS THAT MAY ARISE AFTER SHE EXECUTES THIS AGREEMENT.

If the Officer chooses to waive the 21 day requirement, please indicate by initialing and dating the following paragraph in the space provided in the left margin.

THE OFFICER DOES HEREBY WAIVE THE TWENTY-ONE (21) DAY PERIOD TO CONSIDER THIS AGREEMENT AS REQUIRED UNDER THE OLDER WORKERS’ BENEFIT PROTECTION ACT (29 USC §626)  FURTHER, THE OFFICER UNDERSTANDS THAT SHE MAY RESCIND THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING EXECUTION.

IN WITNESS WHEREOF, TECO SERVICES, INC. and DEIRDRE A. BROWN have caused this instrument to be executed in Tampa, Florida as of the date first written above.

This Agreement supersedes and replaces any previous version of this agreement or any agreement between the parties concerning this retirement.

TECO SERVICES, INC.
A FLORIDA CORPORATION

BY: /s/ John B. Ramil
John B. Ramil
President and Chief Executive Officer

CAUTION! READ BEFORE SIGNING

BY: /s/ Deirdre A. Brown
Deirdre A. Brown
DATE SIGNED: 11/23/14